EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors of Precision Drilling Corporation
We consent to the incorporation by reference in the registration statements (No. 333-116655 and 333-128903) on Form S-3 and (No. 033-56384-99, 033-56386-99, 033-65790-99, 033-64349-99, 333-13531-99, 333-36598-99, 333-48320-99, 333-48322-99, 333-53633-99, 333-81678-99, 333-81676-99 and 333-112378) on Form S-8 of Weatherford International Ltd. of our report dated June 15, 2005 (except for Note 14, which is as at August 26, 2005) with respect to the combined balance sheets of Energy Services and International Contract Drilling, Divisions of Precision Drilling Corporation as at December 31, 2004 and 2003, and the related combined statements of earnings and equity and cash flow for the years then ended, which report appears in the Form 8-K/A of Weatherford International Ltd. dated November 2, 2005.
/s/ KPMG LLP
Chartered Accountants
Calgary, Canada
November 2, 2005